SECTION 16 OF THE
SECURITIES EXCHANGE ACT OF 1934

POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS THAT I, Thomas A. Lischer,
Executive Vice President-Operations of Union Pacific Railroad Company, a Delaware corporation (the "Company"), do hereby appoint James J. Theisen, Jr., John A. Menicucci, Jr.,
Trevor L. Kingston and Nicole M. Deardorff, and each of them acting individually, as my true and lawful attorney-in-fact, each with power to act without the other in full power of substitution, to execute, deliver and file, for and on my behalf, and in my name and in my capacity as an officer of the Company, any and all Forms 3, Forms 4 or Forms 5 under Section 16 of the Securities Exchange Act of 1934 and the rules and interpretations promulgated thereunder, and any other documents in support thereof or supplemental or amendatory thereto, with respect to the ownership by or attributable to me, directly or indirectly,of equity securities of the Company's parent company, Union Pacific Corporation, a Utah corporation, or derivative securities relating thereto, hereby granting to such attorneys and each of them full power and authority to do and perform each and every act and thing whatsoever as such attorney or attorneys may deem necessary or advisable to carry out fully the intent of the foregoing as I might or could do personally or in my capacity as an officer, hereby ratifying and confirming all acts and things which such attorney or attorneys may do or cause to be done by virtue of this Power of Attorney.

IN WITNESS WHEREOF, I have executed this Power of Attorney as of August 7, 2018.


/s/ Thomas A. Lischer
__________________________________
Thomas A. Lischer